Exhibit 99.1

October 10, 2025

Liberty Media Corporation Announces Webcast for Annual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty Media”) (Nasdaq: FWONA, FWONK, LLYVA, LLYVK) will be holding its annual Investor Meeting on Thursday, November 20, 2025 with presentations via webcast beginning at approximately 9:30am P.T. During the Investor Meeting, observations may be made regarding the company's financial performance and outlook, as well as other forward looking matters. Presenting companies include Liberty Media, Formula 1, MotoGP and Quint.

After the presentations, John Malone, Chairman of Liberty Media, and Derek Chang, President and CEO of Liberty Media, will host a Q&A session at approximately 10:45am P.T. Interested parties are able to submit questions in advance by emailing investorday@libertymedia.com with the subject “Investor Day Question” by Friday, November 14, 2025.

Virtual registration and webcast information is available on the Liberty Media website at https://www.libertymedia.com/investor-day.

Immediately following Liberty Media’s Investor Meeting, Formula 1 will be hosting its F1 Business Summit at Wynn Las Vegas in partnership with Liberty Media and CAA - a sports and entertainment summit that will feature a collection of the most influential minds in sports, entertainment, and business. Attendees will enjoy a full day of networking and panel discussions beginning at 12:30pm P.T. and will conclude with closing remarks at 4:15pm P.T. followed by a networking event at the Paddock Club Rooftop. Admission is limited to ticketed attendees only and no webcast will be provided. For more information and to purchase tickets to the F1 Business Summit, please visit: https://www.f1lasvegasgp.com/f1-business-summit/. F1 Business Summit ticket holders will be able to attend Liberty Media’s Investor Meeting in person by emailing investorday@liberty.com.

Please note that during the Q&A session at Liberty Media’s Investor Meeting, comments may be made regarding Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK, LBRDP) and GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBK). Investors of each respective company can join the webcast at the aforementioned link.

An archive of the webcast of the Investor Meeting will also be available on the Liberty Media website after appropriate filings have been made with the SEC.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in media, sports and entertainment businesses. Those businesses are attributed to two tracking stock groups: the Formula One Group and the Liberty Live Group. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) include Liberty Media’s subsidiaries Formula 1, MotoGP, Quint and other minority investments. The businesses and assets attributed to the Liberty Live Group (NASDAQ: LLYVA, LLYVK) include Liberty Media’s interest in Live Nation and other minority investments.

Liberty Media Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Media Corporation